Exhibit 99.1

LexaGene Provides Update on BioPharma Sector

BEVERLY, Mass. USA – Feb 8, 2023 – LexaGene Holdings, Inc., (OTCQB: LXXGF; TSX-V: LXG) (“LexaGene” or the “Company”), an innovative, molecular diagnostics company that has commercialized the MiQLabTM System for automated, genetic testing, is pleased to provide the following update on the Company’s efforts to have the MiQLab System adopted for routine testing during the manufacturing of biologics.

Dr. Jack Regan, CEO and Founder of LexaGene commented, “We continue to work with both of our biopharma customers - a more traditional biopharma company with a market cap that is >$100B and a leading Contract Drug Manufacturing Organization (CDMO) with a market cap that is >$40B. Individuals in both organizations have indicated that our technology has the potential to benefit their respective companies and that our technology can be of great value to the entire industry.”

He continued, “We have sold our technology into the R&D groups of both companies. Although this is a critical first step, our goal is to get into manufacturing where regular testing at an average-sized plant could generate ~ $5M in revenue per year, and the entire annual testing market opportunity is estimated to be $10B in size.1

For our traditional biopharma customer, the execution of the feasibility studies was a great start and they have set aside time in April to start to a formal campaign within their facility that will focus on using the MiQLab System in the optimization of different manufacturing unit operations. These studies will include testing for Mycoplasma.

Per request from this customer, we have designed highly sensitive, RNA-based assays for bacteria (including Escherichia coli) and Minute Virus of Mice (MVM), and we are about to start designing an assay for Vesivirus 2117, as these contaminants are of highest interest for them.

During our conversations with our traditional biopharma customer, they suggested presenting at the 2023 National Institute for Innovation in Manufacturing Biopharmaceuticals (“NIIMBL”) National Meeting being held in June in Washington, DC. NIIMBL is a public-private partnership whose mission is to accelerate biopharmaceutical innovation and advance other industry objectives.

Our CDMO customer is in the process of submitting the data they’ve generated using a MiQLab System for a presentation at the 15th Annual Bioprocessing Summit, which is to be held in August in Boston, MA. The title of their talk is “Risk Reduction by Rapid Automated Detection of Common Biomanufacturing Contaminants.”

Dr. Regan concluded, “Having our biopharma customers request to present the data they generated using our technology at a conference is a fantastic endorsement and there is no better advertising. This exposure will help LexaGene achieve better brand awareness and wider adoption in the industry.”

LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com

For more information about LexaGene and the MiQLab System, please visit www.lexagene.com or follow us on Twitter and LinkedIn.

About LexaGene Holdings Inc.

LexaGene is a molecular diagnostics company that has commercialized the MiQLab System for fast and easy detection of biological contaminants, pathogens and other molecular markers. The System is designed for on-site usage and uses real-time PCR chemistry. Our customers include biopharmaceutical companies and veterinary hospitals. The MiQLab System delivers excellent sensitivity, specificity, and breadth of detection.

Reader Advisory

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Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to American economic growth, demand for the Company's products, the Company's ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts; uncertainty as to our ability to supply products in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; intellectual property infringement risks, risks relating to any required regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

[1] Rapid Micro Biosystems, 2021 10-K SEC filing, filed 03/24/2022

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LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com